Exhibit 99

Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

Taubman to Sell 50 Percent of its Interests in its Three Asia Shopping Centers to Blackstone

BLOOMFIELD HILLS, Mich., February 14, 2019 - - Taubman Centers, Inc. (NYSE: TCO) has announced agreements to sell 50 percent of Taubman Asia’s interests in three Asia-based shopping centers to funds managed by The Blackstone Group L.P. (Blackstone). Blackstone will be making this investment through its Asia Core+ real estate investment unit. The investment unit targets substantially stabilized office, logistics, residential and retail assets in high quality Asian geographies and gateway cities. The interests are valued at $480 million. The transactions are subject to customary closing conditions and are expected to close throughout 2019.

Taubman will remain the partner responsible for the joint management of the three shopping centers and retain the following ownership interests:

•	17.15 percent in Starfield Hanam (Hanam, South Korea)

•	25 percent in CityOn.Xi’an (Xi’an, China)

•	24.5 percent in CityOn.Zhengzhou (Zhengzhou, China)

The recently opened assets are the dominant shopping centers in their high growth markets and benefit from favorable supply dynamics. The Starfield Hanam shopping center is already one of the most productive retail assets in the world, and the two assets in China comprise some of the highest quality and most productive retail offerings in their respective markets. In addition, sales growth continues to outperform the market with sales up by double digits in 2018 across all three shopping centers.

“We are delighted to announce this agreement with Blackstone. It’s consistent with Taubman’s history of recycling capital for growth, once value is created from development projects,” said Robert S. Taubman, chairman, president and chief executive officer. “We think Blackstone will be a valuable strategic partner that can help us grow our platform in Asia.”

“We’re excited to partner with a best-in-class developer and operator in Taubman and add these high-quality assets to Blackstone Property Partners’ recently launched Core Plus real estate investment unit in Asia,” said Chris Heady, Chairman of Asia Pacific and Head of Real Estate Asia at Blackstone. “In partnership with Wangfujing in China and Shinsegae in South Korea, Taubman has built an impressive platform of three world class and dominant shopping centers and we look forward to working closely together in the future.”

Net cash proceeds to Taubman are expected to be about $315 million, after transaction costs and the allocation to Blackstone of its share of third-party debt.

“This transaction not only confirms the success of our platform in Asia, it increases our liquidity and strengthens our balance sheet in an earnings-accretive manner,” said Simon J. Leopold, executive vice president, chief financial officer at Taubman.

J.P.Morgan acted as exclusive financial advisor to Taubman on the transaction.

Investor Presentation: Taubman Asia Blackstone Transactions

About Taubman
Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 26 regional, super-regional and outlet shopping centers in the U.S. and Asia and one under development. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Founded in 1950, Taubman is headquartered in Bloomfield Hills, Mich. Taubman Asia, founded in 2005, is headquartered in Hong Kong. www.taubman.com.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. Forward-looking statements can be identified by words such as “will”, “may”, “could”, “expect”, “anticipate”, “believes”, “intends”, “should”, “plans”, “estimates”, “approximate”, “guidance” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including that the conditions to one or more transaction closings may not be satisfied, the potential impact on the company due to the announcement of the disposition of ownership interests, the occurrence of any event, change or other circumstances that could give rise to the termination of the transactions, general economic conditions, and other factors. Such factors include, but are not limited to: changes in market rental rates; unscheduled closings or bankruptcies of tenants; relationships with anchor tenants; trends in the retail industry; challenges with department stores; changes in consumer shopping behavior; the liquidity of real estate investments; the company’s ability to comply with debt covenants; the availability and terms of financings; changes in market rates of interest and foreign exchange rates for foreign currencies; changes in value of investments in foreign entities; the ability to hedge interest rate and currency risk; risks related to acquiring, developing, expanding, leasing and managing properties; competitors gaining economies of scale through M&A and consolidation activity; changes in value of investments in foreign entities; risks related to joint venture properties; insurance costs and coverage; security breaches that could impact the company’s information technology, infrastructure or personal data; costs associated with response to technology breaches; the loss of key management personnel; shareholder activism costs and related diversion of management time; terrorist activities; maintaining the company’s status as a real estate investment trust; changes in the laws of states, localities, and foreign jurisdictions that may increase taxes on the company’s operations; and changes in global, national, regional and/or local economic and geopolitical climates. You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

CONTACTS:

Erik Wright, Taubman, Manager, Investor Relations
248-258-7390
ewright@taubman.com

Maria Mainville, Taubman, Director, Strategic Communications
248-258-7469
mmainville@taubman.com

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